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Exhibit 99.1

Western Sierra Bancorp and Mid Valley Bank Break Off Merger Talks

        Cameron Park, California—(BUSINESS WIRE)—August 13, 2002—Western Sierra Bancorp (NASDAQ:WSBA) today announced the termination of the Definitive Agreement with Mid Valley Bank, citing a disagreement over adjustments to the consideration to be paid. Under the terms of the Definitive Agreement, Mid Valley Bank would have become a wholly owned subsidiary of the Western Sierra Bancorp, a multi-bank holding company. Mid Valley Bank shareholders would have received a combination of cash and shares of Western Sierra Bancorp.

        Western Sierra proposed adjustments to the price because of deterioration in the condition of certain Mid Valley loans related to the agricultural industry.

        With the termination of the Definitive Agreement, Mid Valley Bank agreed to pay Western Sierra Bancorp $75,000 to offset a portion of their expenses. An additional $250,000 would be payable if Mid Valley enters into a subsequent transaction with another party within twelve months.

        Gary D. Gall, President and CEO of Western Sierra Bancorp stated "Mid Valley Bank has done a great job establishing a community bank presence in Northern California, with an emphasis on excellent service. Even with our difference of opinion, I highly respect Mid Valley's pursuit and accomplishment of this common goal."

        Western Sierra Bancorp is comprised of Western Sierra Bank, Lake Community Bank, and Central California Bank, having over $650 million in assets and recently reported record earnings for the second quarter of 2002. The Company operates in the counties of El Dorado, Placer, Sacramento, Lake, Stanislaus, Calaveras, Contra Costa, Tuolumne, and Butte. Newly acquired Central California Bank opened a branch location in Antioch, California, in April 2002. Western Sierra Bank plans to open two new branches in Rocklin and Folsom later this year, bringing the total network of locations to 23.

        This press release contains statements which constitute forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risk and uncertainties. Actual results may differ materially from the results in these forward—looking statements. Factors that might cause such a difference include, among other things, fluctuations in interest rates, changes in economic conditions or governmental regulation, credit quality and other factors discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2001.

CONTACT:	Gary Gall President and CEO or Anthony Gould CFO at 530-677-5600
URL:	http://www.wsnb.com
KEYWORD:	CALIFORNIA
INDUSTRY KEYWORD: BANKING/FINANCE

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  Exhibit 99.1